Exhibit 10.33

Jeff Thachuk
1120 Martin St.
White Rock, BC
V4B 3V7

May 31, 2011

Coronus Solar Inc.
1100 – 1200 West 73rd Ave.
Vancouver, BC
V6P 6G5

Re:           Letter of Engagement for Jeff Thachuk

Dear Board of Directors:

This letter is to confirm my understanding of the terms and objectives of my engagement as Chief Executive Officer of Coronus Solar Inc. (the “Corporation”).

As Chief Executive Officer, I am responsible for the general development of our business, including business direction and strategy. As the Corporation’s sole “active” employee, I am responsible for day-to-day operations. Additionally, I am responsible for the overall administration of the Corporation, not only as it relates to our core, solar business, but also as it relates to us as a reporting issuer.

I report directly to the Board of Directors, and submit to them, for their review and approval, designs and plans covering all aspects of the Corporation’s business direction and development, as well as its administration.

As Chief Executive Officer, I now dedicate approximately 40 hours per week to the business of the Corporation, and shall continue to do so.

Effective June 1, 2011, the compensation I shall receive to serve as Chief Executive Officer is a salary of CAD $8,000 per month..

Sincerely,

JEFF THACHUK
Jeff Thachuk
Chief Executive Officer
Coronus Solar Inc.

ACCEPTED by the Board of Directors of Coronus Solar Inc., May 31, 2011:

JEFFERSON THACHUK	RAVEN KOPELMAN
Jefferson Thachuk	Raven Kopelman

KENNETH BOGAS	DAVID HOLMES
Kenneth Bogas	David Holmes